Exhibit 99.1

Wits Basin Completes Sale of Minerals Exploration Company Located in South America and Announces Appointment of a New Board Member

Minneapolis, Minnesota, August 3, 2004. Wits Basin Precious Minerals Inc. ("Wits Basin") (OTCBB: WITM) announced today that it has completed its sale of its wholly owned subsidiary of Brazmin Ltda., ("Brazmin") a limited liability company located in Rio de Janeiro, Brazil. Wits Basin originally acquired Brazmin on February 6, 2004, in a transaction (the "Quota Agreement") with Argyle Securities Limited, a corporation formed under the laws of Saint Vincent ("Argyle").

During the time that Wits Basin owned Brazmin, Brazmin's only assets were the mineral exploration rights of four distinct regions (the "Four Properties"). Brazmin has never had any revenues, as its activities have been solely to search out and acquire exploration rights relating to base and precious minerals.

Pursuant to an agreement dated July 19,2004, Wits Basin sold Brazmin to the prior owner, Argyle, for the following consideration: (a) a cash payment of $25,000, (b) a further promise to receive an additional $25,000 on or before December 31, 2004, (c) a cash payment of $100,000 in the event that Brazmin commences on a pre-feasibility study on one of the Four Properties, (d) a cash payment of $100,000 in the event that Brazmin commences on a bankable feasibility study on one of the Four Properties, (e) a 10% carried interest in Brazmin or its assigns or successors interest of the Four Properties up until completion of a bankable feasibility process, (f) a 10% payment of any proceeds obtained by Brazmin for the sale or partial sale of any of the Four Properties, and (g) Argyle returned 400,000 shares of the 700,000 shares of Wits Basin common stock that it had received as partial consideration pursuant to the Quota Agreement. Argyle retained the 5-year warrant to purchase 150,000 shares of Wits Basin common stock, with an exercise price of $1.50. Furthermore, Argyle assumed all further liabilities required to maintain the Four Properties effective July 19, 2004. The consulting agreements with two of the principles of Brazmin were also terminated effective June 30, 2004. Under the terms of the original Quota Agreement, Wits Basin was required to obtain an effective registration of the 700,000 shares of its common stock by July 5, 2004. Under the terms of the July 19, 2004 agreement, Wits Basin is required to register the 300,000 shares as soon as practical.

Appointment of a New Board Member

The Company is also pleased to announce the appointment of Mr. Stephen D. King as a member of the Board of Directors. Mr. King presently is the CEO of SDK Investments of Atlanta, Georgia, a financial advisory firm.

Mr. King has extensive experience as a financing resource specialist in a variety of business enterprises, including real estate, finance and media.



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Update to the FSC Project in South Africa

On June 8, 2004, the Company announced the completion of the first drill hole, which was drilled in the southern structural block to a depth of 2,984 meters, and although the drill hole was not successful in intersecting Witwatersrand rocks to the depths drilled, it provided valuable information which will refine target selection elsewhere for the next two sites. Drilling will commence in these areas once the required operating permits have been obtained.

The aim of the exploration at the FSC Project, which is being conducted by AfriOre Limited (TSX:AFO) and funded in part by Wits Basin, is to discover a major extension of the Witwatersrand basin. The "range-finding" drilling program, which commenced after a comprehensive geophysical survey, aims to identify the optimum position to discover mineralized gold reefs in a Witwatersrand basin extension.

About Wits Basin Precious Minerals Inc.

Wits Basin is a precious minerals exploration company currently holding interests in three gold and base metal exploration projects. In one of these projects referred to as the "FSC Project," the Company is a passive investor. The FSC Project (140,000 +ha) is located in South Africa adjacent to the major goldfields discovered at the Witwatersrand Basin. To date Wits Basin has advanced $2.025M to Kwagga Gold (Propriety) Limited ("Kwagga"), a wholly owned subsidiary of AfriOre International (Barbados) Ltd. ("AfriOre"). Kwagga holds the exploration and mining rights to the FSC Project. AfriOre is the operator of the FSC Project. Wits Basin has an additional $75,000 payment, which will be due upon the issuance of the required operating permits. Wits Basin retains the right to increase its equity ownership in Kwagga with a future advance of $1.4M. Wits Basin also holds exploration rights to certain lands (304 ha) near Wawa, Ontario, Canada, referred to as the "Holdsworth Project." While there are no current plans to conduct exploration activities on the Holdsworth Project, the Company is actively seeking a partner to further explore and/or develop Holdsworth. Wits Basin also holds an option agreement to earn a 70% interest, subject to a 2% royalty, in 5 mining claims (1,295 ha) in the McFaulds Lake area of northern Ontario currently held under option by an affiliate, Hawk Precious Minerals Inc. The site is a new VMS (volcanogenic massive sulphide) base metals play. The Company has a funding commitment of $200,000 to help further explore the property.

Wits Basin common stock trades on the Over-the-Counter Bulletin Board under the symbol "WITM."

Wits Basin is headquartered in Minneapolis, MN with an office in Toronto, ON.

Forward-Looking Statements and Risk Factors

Certain statements contained in this press release that are forward-looking in nature are based on the current beliefs and assumptions of our management. When used in this press release, the words "may," "could," "should," "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict," and similar expressions and their variants may be used to identify forward-looking statements. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes.

The exploration for and development of mineral deposits involves significant financial risks, which even experience and knowledge may not eliminate, regardless of the amount of careful evaluation applied to a process. While the discovery of a mineral deposit may result in substantial rewards, few properties are ultimately developed into producing mines. Moreover, we cannot make any estimates regarding probable reserves and mineral resources in connection with any of our projects. Therefore, no assurance can be given that any size of reserves or grades of reserves will be realized. If a discovery is made, the mineral deposit discovered, assuming recoverable, may differ from the reserves and mineral resources already discovered and recovered by others in the same region of the planned areas of exploration.


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The cost of exploration and exploitation can be extensive and there is no assurance that we will have the resources necessary or the financing available to pursue projects we currently hold interests in or to acquire interests in other mineral exploration projects that may become available. The risks are numerous and detailed information regarding these risks may be found in filings made by us with the Securities and Exchange Commission, including our most recent annual report on Form 10-K, quarterly reports on Form 10-Q and reports on Form 8-K.

Contact Information:
Wits Basin Precious Minerals Inc.
H. Vance White, CEO, 416.214.2250 or 866.214.WITM(9486);
Mark D. Dacko, CFO, 612.349.5277